Exhibit 6.7

ADVISORY AGREEMENT

THIS AGREEMENT, entered into as of June 6, 2017, is between TVPage, Inc. with its principal address at 6827 Nancy Ridge Drive, San Diego CA 92121 (the "Company"), and William Dunn ("Advisor");

WHEREAS, Advisor has the requisite eicperience and knowledge to professionally serve as an advisor to the Company, as further detailed below; and

WHEREAS, Advisor desires to serve as advisor and the Company desires to recognize Advisor's contribution as advisor to the Company;

NOW THEREFORE, in consideratio n of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:

1.          Advisory and Board Appointment . Advisor shall serve as Business Advisor to Company and shall assist the Company in growing its part neirship program. In addition, Advisor shall serve as a member of the board of directors, as appointed by the holders of Common Stock of the Company. Advisor shall mai ntain his position on the Board of Directors until and unless the holders of Common Stock remove Advisor from the board.

2.          Stock Options. Advisor shall be granted the options (the "Options") to purchase five hundred thousand (500,000) shares of the Company's Common Stock ("Shares") subject to the Company's Stock Option Plan (the "ESOP"), fully vested as of their date of grant, subject to such exercise price and other terms and conditions set forth in tlhe ESOP and notice of grant, as shall be determined by the Company's Board of Directors.

3.          Term; Termination. This Agreement shall remain in effect until and unless terminated by either party upon written notice.

4.          Contractor; Services. It is understood and agreed that Advisor shall perform the services at his/her own risk as an independent contractor. Advisor shall have no authority to bind the Company and shall not be entitled to any benefits provided by Company to its employees. Advisor agrees that he shall be personally responsible for any and all taxes and other payments due in connection with the grant and/or exercise of the Options. Advisor is advised to receive independent tax and accounting advice from one or more professionals, as may be required to learn about his tax obligations. The Advisory Services are provided exclusively for the Company and any resulting systems, software and/or products conceived or developed, and all proprietary and intellectual property rights pertaining thereto, shall be vested fully and solely in the Company.

             5.          Confidentiality. Advisor will not disclose or use, at any time either during or after the period of Services, except for the specific purposes hereof, any Confidential Information (as herein defined). "Confidential Information" shall mean all information received by Advisor in connection with the Advisory Services and/or Advisory Focus. The obligations herein will not apply to Confidential Information that is (a) available to the public other than by breach of this agreement by Advisor or (b) received by Advisor from a third party in a manner that does not involve a breach of this agreement.

6.          Injunctive Relief . Advisor agrees that the remedy at law for any breach of the above provisions may be inadequate and Company shall be entitled to injunctive relief in addition to any other remedy at law which Company may have.

7.          Severability. In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

               8.         Survival. Sections 4, 5, 6, 7, 8, 9, 10, 11, and 12 shall survive the termination of this Agreement.

9.          Successors and Assigns; Entire Agreement. This Agreement constitutes a personal service agreement and in no event may any rights hereunder be assigned by Advisor without prior written consent of Company . This Agreement shall be binding upon and inure to the benefit of Company's successors, heirs, and legal representatives. This Agreement constitutes the entire agreement between the parties with respect to any advisory or other services that Advisor has, had or may have provided to the Company, and therefore supersedes any prior agreement, understanding, whether written or oral with respect to any of the foregoing.

10.          Governing Law. Any dispute arising in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, and the parties irrevocably submit to the exclusive jurisdiction of the courts of the city of San Diego for resolution of any such dispute.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first hereinabove set forth .

TVPage, Inc .

/s/ Allon Caidar By: Allon Caidar Title: Chief Executive Officer	/s/ William Dunn William Dunn

AMENDMENT to ADVISORY AGREEMENT

THIS AGREEMENT, entered into as of October 1, 2019, is between TVPage, Inc. with its principal address at 6827 Nancy Ridge Drive, San Diego CA 92121 the Company, and William Dunn (“Advisor”);

WHEREAS, the Company has grown since the parties executed a certain Advisory Agreement dated June 6, 2017  (the “Advisory Agreement”); and

WHEREAS, the Company requires additional support from Advisor and wishes to address such requirements at different stages in the Company’s growth;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:

1.          Corporate Finance Goals. The Company has continued to raise additional capital and expand its capabilities, triggering a need for additional support at each stage. The Company is presently working to complete a raise of $2-3MM (“VC Round”). If the Company completes the Additional Round, there will be yet additional efforts required to address continued growth objectives.

The Company wishes to continue to deploy the services of Advisor, and address the need for additional services at each stage of the Company’s growth, and related compensation to Advisor, all as further outlined below.

2.          Advisory Services. During the term hereof, Advisor shall meet with the Company on a regular basis to support different requirements in the Company’s development at different stages

3.          Stock Options. At each of the stages below, Advisor shall be granted the options outlined below (the “Options’) to purchase such number of additional shares of the Company’s Common Stock (“Shares”) subject to the Company’s Stock Option Plan (the “ESOP), on such vesting conditions listed below, and further subject to such exercise price and other terms and conditions set forth in the ESOP and notice of grant, as shall be determined by the Company Board of Directors.

Stage A – In consideration for continued increased ongoing services, the Company shall grant 2,500,000 Shares to Advisor, vested in full after a one-year period from the date of grant.

Stage B – At such point where the Company has closed the VC Round, the Company shall grant 500,000 Shares to Advisor, vested in full after a one-year period from the date of grant.

The foregoing notwithstanding, all Options shall vest in full and become fully exercisable upon the closing of a Corporate Transaction, as defined in the ESOP.

4.          Term; Termination. The term of this Agreement shall continue and remain in effect until terminated by either party, at such party’s sole and absolute discretion, effective thirty (30) days after written notice is sent by the terminating party to the other party. Furthermore, any termination of this Agreement by the Company shall trigger full and automatic vesting of 100% of any Options held by Advisor as of such date of termination.

5.          Amendment; Clarification. Sections 1, 2 and 3 above serve as additional provisions to the Advisory Agreement and Section 4 above serves to replace Section 5 of the Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first hereinabove set forth.

TVPage, Inc.

/s/ Allon Caidar By: Allon Caidar Title: Chief Executive Officer	/s/ William Dunn William Dunn